Exhibit 10.1

July 16, 2018

Ms. Jill Broadfoot

[***]

[***]

Re: Revised Offer of Employment:

Removal of Contingency in Letter Dated June 29, 2018 - Formal Background Check Successfully Completed

Dear Jill,

This letter is a formal offer setting forth the principal terms for you to join aTyr Pharma, Inc. (“aTyr” or the “Company”), a Delaware corporation, which is located in San Diego, California.

Position:	Chief Financial Officer

Location:	San Diego, CA

Status:	Full-Time, Exempt. This means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay.

Reporting to:	Sanjay S. Shukla, M.D., M.S., President and Chief Executive Officer

Base Salary Rate:

$14,583.34 semi-monthly (which equals $350,000.16 per year) less applicable withholdings, paid in accordance with Company’s normal payroll practices.  Future adjustments in compensation, if any, will be made by the Company in its sole and absolute discretion.

Target Bonus:

Your annual target bonus will be 40% of your base salary based upon the achievement of your individual goals, the achievement of team goals and the achievement of corporate goals established by the Company in its sole discretion.  Your annual target bonus is subject to review and approval by the aTyr Board of Directors or Compensation Committee of the Board of Directors.  Your 2018 bonus will be prorated based upon your hire date. You must be employed by the Company at the time the bonus is paid out to earn and receive the bonus.

Ms. Jill Broadfoot

July 16, 2018

Equity:

As promptly as practicable after commencement of your employment with the Company, and subject to approval by the Board of Directors (or the Compensation Committee of the Board of Directors), you will be granted an option to purchase 200,000 shares of the Common Stock of the Company (the “Option”).  Subject to your continued full-time employment with the Company, the shares subject to the Option shall vest over a four (4) year period from your employment start date, with a one (1) year cliff, such that one-fourth (1/4) of the shares subject to the Option shall vest on the first year anniversary of your employment start date and the remainder of the shares shall thereafter vest in equal monthly installments over the subsequent three (3) years.  The exercise price per share of the Option shall be determined based on the closing price of the Common Stock as reported on NASDAQ on the effective date of the grant.  The specific terms and conditions of your Option will be subject to the terms set forth in a Stock Option Agreement between you and the Company.

Severance Policy:

You will be eligible for aTyr’s Executive Severance and Change in Control Policy, including severance provisions for “Not for Cause” separations as well as “Change in Control” separations.  The specifics of the plan will be provided to you.

Benefits:

You will be entitled to receive standard medical, life and dental insurance benefits for yourself and your dependents in accordance with Company policy.  Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

401(k) Plan:	You will be eligible to participate in the aTyr Pharma, Inc. 401(k) Savings Plan immediately following the start of your employment.

Vacation &

Sick Time:	You will be entitled to accrue 15 days of vacation per year as a Full-Time employee. You will have 6 days of sick time available each year.

Holidays:	You will be eligible for aTyr’s paid holidays. The schedule is published prior to the beginning of each calendar year.

Employment at Will:

Your employment will be at-will, which means it may be terminated at any time by you or the Company for any reason, with or without cause, and that your employment is not for any specific period of time.  Any change to the

aTyr Pharma, Inc.

3545 John Hopkins Court, Suite #250   San Diego   CA   92121

Phone 858 731 8389   Fax 858 731 8394

Ms. Jill Broadfoot

July 16, 2018

at-will employment relationship must be by a specific, written agreement signed by you and the Company’s Chief Executive Officer.

Start Date:	Monday, July 30, 2018

As a condition of your employment, you will be required to sign and abide by our Employee Nondisclosure and Assignment Agreement (the “Employee NDA”) when you begin your employment.  A copy is attached for your reference.  As a condition of your employment, you will also be required to abide by the Company’s code of conduct and other policies applicable to employees as set forth in the Company’s employee handbook in effect from time to time.  A copy will be made available to you during your employment.  In addition, in order to comply with the Immigration Reform and Control Act of 1986, within three (3) days of your Start Date you will be required to provide sufficient documentation to verify your identity and legal authorization to work in the United States. Please bring with you on your Start Date, the original of one of the documents noted in List A or one document from List B and one document from List C as itemized in the enclosed “Lists of Acceptable Documents”.  If you do not have the originals of any of these documents, please contact me immediately.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s Employment Arbitration Rules and Mediation Procedures then in effect, which are available online at the AAA’s website at www.adr.org.  The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction.  By executing this letter, you and the Company are both waiving the right to a jury trial with respect to any such disputes.  Company shall bear the costs of the arbitrator, forum and filing fees.  Each party shall bear its own respective attorney fees and all other costs, unless otherwise provided by law and awarded by the arbitrator.

It is aTyr’s policy to respect fully the rights of your previous employers in their proprietary or confidential information.  No employee is expected to disclose, or is allowed to use for aTyr’s  purposes, any confidential or proprietary information he or she may have acquired as a result of previous employment.

aTyr Pharma, Inc.

3545 John Hopkins Court, Suite #250   San Diego   CA   92121

Phone 858 731 8389   Fax 858 731 8394

Ms. Jill Broadfoot

July 16, 2018

I am pleased to extend this offer to you and look forward to your acceptance.  Please sign and return the enclosed copy of this offer letter as soon as possible to indicate your agreement with the terms of this offer.  This offer will lapse if not signed and returned by Thursday, July 5, 2018.

Once signed by you, this letter, together with the Employee NDA, will constitute the complete agreement between you and the Company regarding employment matters and will supersede all prior written or oral agreements or understandings on these matters.

Our mission is to discover life-changing therapies with relentless determination for people with grave maladies where others fall short.  I believe you will be able to make an immediate contribution to this mission and I think you will enjoy the rewards of working for an innovative, fast-paced company.  One of the keys to our success is top people.  We hope you accept our offer to be one of those people.

Yours sincerely,

/s/ Sanjay S. Shukla

Sanjay S. Shukla, M.D., M.S.

President and Chief Executive Officer

Enclosures

I accept the terms of employment as described in this offer letter, including the agreement to arbitrate claims, dated            July 16, 2018         and will start my employment on      July 30, 2018  .  I confirm that by my start date at aTyr Pharma, Inc. I will be under no contract or agreement with any other entity which would in any way restrict my ability to work at aTyr Pharma, Inc. or perform the functions of my job for aTyr, including, but not limited to, any employment agreement and/or non-compete agreement.

/s/ Jill M. Broadfoot	DateJuly 17, 2018

Jill Broadfoot

aTyr Pharma, Inc.

3545 John Hopkins Court, Suite #250   San Diego   CA   92121

Phone 858 731 8389   Fax 858 731 8394